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                                                 UNITED STATES                                                         OMB APPROVAL
                                        SECURITIES AND EXCHANGE COMMISSION                                   OMB Number:  3235-0101
                                             Washington, D.C. 20549                                         Expires:   May 31, 2017
                                                                                                     Estimated average burden hours
                                                                                                     per response ............ 1.00
                                                                                                        ___________________________
                                                    FORM 144                                                    SEC USE ONLY
                                                                                                        ___________________________
                                     NOTICE OF PROPOSED SALE OF SECURITIES                              DOCUMENT SEQUENCE NO.____
                             PURSUANT TO RULE 144 UNDER THE SECURITIES ACT OF 1933                      _________________
                                                                                                        CUSIP NUMBER

                                                                                                        _________________
ATTENTION:  Transmit for filing 3 copies of this form concurrently with either placing an order         WORK LOCATION
with a broker to execute sale or executing a sale directly with a market maker
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1(a) NAME OF ISSUER (Please type or print)                   (b) IRS IDENT. NO.                             (c) S.E.C. FILE NO.

    FLEXIBLE SOLUTIONS INTERNATIONAL, INC.                       91-1922863                                       001-31540
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1(d) ADDRESS OF ISSUER STREET                                CITY  Province/Country                         (e) TELEPHONE NO.

    Suite 206, 920 Hillside Ave.                            Victoria    BC Canada                             (250) 477-9969
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2(a) NAME OF PERSON FOR WHOSE ACCOUNT THE SECURITIES (c) RELATIONSHIP TO ISSUER  (d) ADDRESS STREET CITY STATE   ZIP CODE
     ARE TO BE SOL
           Jan ("John") H. Bientjes                           Director           #1-230 W. 13th St., N. Vancouver BC Canada V7M 1N7
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INSTRUCTION: The person filing this notice should contact the issuer to obtain the I.R.S. Identification Number and the SEC File Number.
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3(a) Title of the (b)Name and Address  SEC USE ONLY (c) Number    (d) Aggregate (e) Number of    (f) Approximate   (g) Name ofEach
     Class of        of Each Broker                     of Shares     Market        Shares or        Date of Sale      Securities
     Seurities       Through Whom the                                 Value         Other Units                        Exchange
     to be Sold      Securities are to                                              Outstanding
                     be Offered or Each
                     Market Maker who
                     is Acquiring the
                     Securities
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                    PI FINANCIAL CORP.                  20,000          $30,200      11,427,991        6/2/16          NYSE/MKT
   Common Stock     666 Burrard St., #1900,
                    Vancouver BC   V6C 3N1
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INSTRUCTIONS:
1. (a) Name of Issuer                                                           3.(a) Title of the class of securities to be sold
   (b) Issuer's I.R.S. Identification No.                                         (b) Name and address of each broker
       through whom the securities are intended to be sold.                       (c) Number of shares or other units to be sold
   (c) Issuer's SEC file number, if any                                               (if debt securities, give the aggregate face
   (d) Issuer's address, including zip code                                            amount),
   (e) Issuer's telephone number, including area code of this notice              (d) Aggregate market value of the securities to
                                                                                      be sold as of a specified date within 10 days
2. (a) Name of person for whose account the securities are to be sold             (e) Number of shares or other units of the class
   (b) Such person's IRS  identification  number, if such person is an entity         outstanding, or if debt securities, the face
   (c) Such persons' relationship to the issuer (e.g. officer,  director, 10%         amount thereof outstanding, as shown by the
       stockholder, or member of immediate family of any of the foregoing)            most recent report or statement published by
   (d)  Such person's address, including zip code                                 (f) Approximate date on which the securities are
                                                                                      to be sold
                                                                                  (g) Name of each securities exchange, if any, on
                                                                                      which the securities are intended to be sold
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            Potential persons who are to respond to the collection of
             information contained in this form are not Required to
             respond unless the form displays a currently valid OMB
                                 control number

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                                                TABLE I - SECURITIES TO BE SOLD
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Title of Class   Date you    Nature of Acquisition    Name of Person                      Amount of       Date of      Nature of
                 Acquired        Transaction        From Whom Acquired                    Securities      payment       Payment

Common Stock     8/27/1998    Private Placement    Flexible Solutions International      80,000 Shares   8/27/1998    Bank Draft
                                                                                           ($4,000)
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                            TABLE II - SECURITIES SOLD DURING THE PAST 3 MONTHS
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 Name and Address of Seller        Title of Securities Sold                Date of Sale     Securities Sold       Gross Proceeds
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         N/A                                 N/A                               N/A               N/A                     N/A
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REMARKS:
                    ATTENTION:  The person for whose  account the  securities to which this notice  relates are to be sold hereby  represents by signing  this notice  that he does not know any  material adverse information in regard to the current and prospective operations of the Issuer of the  securities to be sold which has not been publicly disclosed.



    6/1/2016                                     /s/ John H. Bientjes
_______________________                          ______________________________
 Date of Notice                                 John H. Bientjes    (SIGNATURE)